REGAL REXNORD CORPORATION -- 2018 EQUITY INCENTIVE PLAN
CHINA PHANTOM STOCK OPTION AWARD

Replacement to Rexnord Phantom Stock Option Award

[Name]
[Address]

Dear ___________:

You have been granted an award (the “Award”) of phantom stock options (“Phantom Options”) under the Regal Rexnord Corporation 2018 Equity Incentive Plan (the “Plan”), having the following terms and conditions. This Award replaces your outstanding Rexnord Corporation (“Rexnord”) phantom stock option award (the “Prior Award”) as required by the Employee Matters Agreement entered into by and between the Regal Beloit Corporation (currently, the Regal Rexnord Corporation or the “Company”) and Rexnord in connection with the merger of a portion of Rexnord’s business with a Subsidiary of the Company. This Award provides you with an opportunity to earn a cash bonus, but does not entitle to you to receive actual equity of the Company.

Please note that: (1) the Grant Date below reflects the date that the Company issued this replacement Award and not the original grant date of the Prior Award, and (2) the number of Phantom Options below is the original number from the Prior Award (as adjusted to reflect conversion to Company Shares). You may have already exercised some of the Phantom Options under the Prior Award. To see the current number of Phantom Options that are exercisable, please review your on-line account provided by the Company’s designated stock plan administrator.

Grant Date:	__________, 20____
Expiration Date:	mm/dd/yyyy
Number of Phantom Options:	__________________. Each Phantom Option provides you with the opportunity to receive a cash bonus upon exercise equal to the difference between the Fair Market Value of a Share on the date of exercise and the exercise price stated below.
Exercise Price:	U.S. $_____________
Vesting:	Your Phantom Options will vest and become exercisable as follows, provided that you are employed by the Company or an Affiliate on the applicable vesting date: [insert vesting schedule]
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Exercise & Payment of Cash Bonus:
You may exercise your Phantom Options only to the extent vested and only if they have not terminated. Phantom Options may not be exercised after the expiration date set forth above, or the earlier date that they terminate in connection with your termination of service, as set forth below. In addition, your ability to exercise your Phantom Options may be restricted by the Company if required by applicable law.

You may exercise your Phantom Options by completing your transaction on-line using the account provided by the Company’s designated stock plan administrator.

As soon as administratively practicable following completion of your on-line exercise, the Company will make a cash payment in local currency to you equal to result of the following formula, less any applicable tax withholding and/or any other required withholdings:

# of Phantom Options Exercised x (Fair Market Value of Share on Exercise Date – Exercise Price)

For purposes of the foregoing, the amount of the cash payment in local currency shall be determined using the US$/RMB currency conversion rate (as determined by the Company) on the date the Phantom Options are exercised.

Termination of Service:
Upon termination of your employment for any reason, any unvested Phantom Options will be forfeited.

Your vested Phantom Options will be treated according to the following rules upon termination:

Death or Disability. If your service with the Company and its Affiliates terminates due to your death or disability (as determined pursuant to local law), then you may exercise your Phantom Options to the extent vested for up to 12 months after your termination date. If someone else wants to exercise your Phantom Options after your death, that person must contact the Company and prove to the Company’s satisfaction that he or she is entitled to do so.

For Cause Termination. All of your Phantom Options will be terminated immediately if the Company or an Affiliate terminates your employment or service for Cause, or if your employment or service is terminated at a time when you could be terminated for Cause. In addition, if you are not terminated for Cause but the Administrator later determines that you could have been terminated for Cause if all facts had been known at that time, your Options will terminate immediately on the date of such determination. If you have submitted a notice of exercise while the Administrator is considering whether you should be (or could have been) terminated for Cause, your exercise will be suspended pending such determination. If it is determined that you are (or could have been) terminated for Cause, your Phantom Options will terminate and your notice of exercise will be rescinded.

For purposes of this award, “Cause” means any of the circumstances listed in Article 39 or Article 40(2) of the Employment Contract Law of the People’s Republic of China (“ECL”), or equivalent circumstances if the ECL is amended or superseded following the date of execution of this Agreement. For the avoidance of doubt, any termination of employment by the Company based on the circumstances covered in this clause shall be considered for Cause for the purposes of this Award, regardless of whether or not such termination is ultimately deemed lawful under the employment laws of the applicable jurisdiction where you are employed.

The following circumstances are meant to be an illustrative and not exhaustive list of examples of “serious violations of company rules” that may lead to termination of employment for Cause:

•The Company determines that you failed to carry out, or comply with, in each case in any material respect, any lawful and reasonable directive of the Company, the Board, or any of their respective designees consistent with the terms of your employment which is not remedied within 30 days after the receipt of written notice from the Company or any of its Affiliates specifying such failure.
•your unlawful use (including being under the influence) or possession of illegal drugs;
•your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its Affiliates.
•Your breach of any of the restrictive covenants contained in Appendix or any similar provisions contained in any other agreement with the Company or an Affiliate.

All Other Terminations. If your service with the Company terminates for any reason other than by the Company for Cause or due to your death or disability, then you may exercise your Phantom Options to the extent vested as of the last day of your service for up to 90 days after your termination date.

Notwithstanding anything in this agreement or the Plan to the contrary, and for purposes of clarity, unless otherwise determined by the Administrator in its sole discretion, any termination of employment shall be effective as of the date your active employment ceases and shall not be extended by any statutory or common law notice of termination period.

For clarity, the foregoing provisions supersede Sections 13(a) through (e) of the Plan.

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Change of Control:	Upon a Change of Control, your Phantom Options will be treated as provided in Appendix A to the Plan.
Transferability of Award:	Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. Your Award also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of your Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.
Tax Withholding:	To the extent that the grant, vesting or exercise of the Phantom Options requires the Company or an Affiliate to withhold taxes or any other amounts, then the Company will withhold any amount necessary to satisfy such withholding obligations from the gross amount of the cash payment in settlement of the Phantom Options or from your salary or other amounts payable to you. In the event the withholding requirements are not satisfied through the foregoing methods, then the Company will not issue any cash payment with respect to the Phantom Options unless and until you make satisfactory arrangements (as determined by the Company) with respect to any withholding obligations. By accepting this Award, you expressly consent to the withholding provisions provided herein. Any other taxes that may be due as a result of the Phantom Options shall be your sole responsibility.
Restrictive Covenants:	By accepting this Award, you agree to the restrictive covenants and other provisions contained in the Appendix hereto.

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Miscellaneous:
•As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.
•As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to (A) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and (B) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).
•In general, this Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Administrator or the Company without your consent in accordance with the provisions of the Plan.
•The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
•This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.
•If you transfer residence and/or employment to another country, then the Company may establish additional special terms and conditions as may be necessary or advisable to accommodate your transfer and/or administration of the Phantom Options. Such terms and conditions shall be reflected in an addendum to this agreement (the “Addendum”), and in all circumstances, such Addendum shall constitute part of this agreement and the Award.

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Prospectus Delivery/Access:
•By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.
•A paper copy of the prospectus for the Plan is also available to participants upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY ACCEPTING THIS PHANTOM STOCK OPTION AWARD THROUGH THE COMPANY’S ON-LINE GRANT PROCESS, YOU ACKNOWLEDGE THAT YOU HAVE READ AND AGREE TO THE PROVISIONS OF THIS AWARD, INCLUDING THE RESTRICTIVE COVENANTS APPENDIX, AND THE PLAN.

REGAL REXNORD CORPORATION
By:
Name:     Louis V. Pinkham
Title: Chief Executive Officer

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APPENDIX

RESTRICTIVE COVENANTS

Reasonableness of Restrictions
You acknowledge that you have had and will continue to have access to Confidential Information (as defined in the section entitled “Non-Disclosure of Confidential Information” below), that such Confidential Information is of economic value to the Company and its Affiliates, that such Confidential Information would be of value to a competitor of the Company and/or one of its Affiliates in competing against the Company and/or one of its Affiliates, and that it would be unfair for you to exploit such Confidential Information for your personal benefit or for the benefit of a competitor. You further acknowledge that you have had and/or will have an opportunity to learn about, and develop relationships with, customers of the Company and/or its Affiliates and that the Company and its Affiliates have a legitimate interest in protecting relationships with such customers, and that it would be unfair for you to exploit information that you have learned about such customers and relationships which you have developed with such customers for your personal benefit or for the benefit of a competitor. You further acknowledge that the Company and its Affiliates currently market and sell products and services to customers throughout the world and that your job duties have included and/or will include contact with products that are marketed throughout the world and that the Confidential Information to which you have had and/or and will have access to, and your customer knowledge and contacts and relationships, would be of value to a competitor in competing against the Company and/or one of its Affiliates anywhere in China. Accordingly, you acknowledge that the protections provided to the Company and its Affiliates in this Appendix are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that abiding by your obligations under this Appendix will not impose an undue hardship on you.

Customer Non-Solicitation
During the term of the your employment with the Company or Affiliate and for a period of two years thereafter, you agree not to, and will not, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or Affiliate, on the other hand.

Non-Solicitation of Employees
During the term of your employment with the Company or Affiliate and for a period of two years thereafter, you agree not to, and will not, directly or indirectly, (i) recruit or otherwise solicit or induce (or attempt to recruit or otherwise solicit or induce) any employee of the Company or Affiliate to leave the employ of the Company or Affiliate, or in any way interfere with the relationship between the Company or Affiliate, on the one hand, and any employee thereof, on the other hand, or (ii) hire any person who is or at any time was an employee of the Company or Affiliate until six (6) months after such person’s employment relationship with the Company or Affiliate has ended.

Non-Disparagement
During the term of your employment or service with the Company or any of its Affiliates and thereafter in perpetuity, you shall not knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any of its Affiliates, successors, directors, officers, customers or suppliers.

Non-Disclosure of Confidential Information
During the term of your employment with the Company or any Affiliate and thereafter in perpetuity, you shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for your benefit or the benefit of any person, any confidential or proprietary information or trade secrets of or relating to the Company or any Affiliate, including, without limitation, information with respect to the Company or Affiliate’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person any document, record, notebook, computer program or

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similar repository of or containing any such confidential or proprietary information or trade secrets.  Upon your termination of employment for any reason, you shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s or an Affiliate’s customers, business plans, marketing strategies, products or processes.  You may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.
Return of Company Property
All correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s or any of its Affiliate’s customers, business plans, marketing strategies, products or processes, whether confidential or not, is the property of the Company (the “Company Property”). Accordingly, upon your termination of employment for any reason, you shall promptly deliver to the Company all such Company Property, including any and all copies of any such Company Property, and shall not make any notes of or relating to any information contained in any such Company Property. You may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

Injunctive Relief; Attorneys’ Fees
You hereby acknowledge that a breach of the covenants contained in this Appendix will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, in the event of a breach of any of the covenants contained in this Appendix, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. In addition, should the Company prevail in obtaining legal relief against you as related to a breach of the covenants contained in this Appendix, you shall indemnify the Company for reasonable costs and expenses, including, but not limited, to court costs and reasonable attorneys’ fees that the Company incurred pursuant to the enforcement of this Appendix.

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